Exhibit 10.10

EMPLOYMENT AGREEMENT:

C. STEPHEN GUYER

          This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 14th day of February, 2008, by and between Colorado Goldfields Inc. (“Employer”) and C. Stephen Guyer (“Guyer”).

          WHEREAS, Employer is a corporation organized under the laws of the State of Nevada, with its principal place of business in Lakewood, Colorado;

          WHEREAS, Employer desires to employ Guyer, and Guyer desires to accept such employment.

          NOW THEREFORE, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1. EMPLOYMENT

          Employer hereby employs Guyer, and Guyer hereby accepts employment with Employer, upon all of the terms and conditions as hereinafter set forth.

2. TERMINATION OF AGREEMENT

          This Agreement may be terminated by either party upon written notice to the other party, which notice may be given at any time, with or without cause.

3. DUTIES

          Guyer is employed as Employer’s Chief Financial Officer. The precise nature of Guyer’s duties and responsibilities shall be as defined by Employer and currently include those set forth in Appendix A to this Agreement. Guyer’s duties and responsibilities may be broadened, curtailed or otherwise modified by Employer from time to time in its sole discretion.

4.	COMPENSATION

          a.      Hourly Rate

          Guyer shall be paid by the hour for all hours worked. Guyer’s hourly rate of pay shall be $125 for services directly related to compliance with federal or state laws and regulations pertaining to securities (hereinafter “securities work”), including but not limited to regulations of the United States Securities and Exchange Commission. For all other services (hereinafter “other work”), including but not limited to work related to payroll, accounting, human resources or compliance with other laws and regulations, Guyer’s hourly rate of pay shall be $100.

b. Overtime

            The parties understand that, as an hourly employee, Guyer will be considered “non-exempt” for purposes of federal and state wage and hour laws and will be entitled to overtime pay at the rate of one point five (1.5) times his regular rate of pay for all hours worked in excess of forty (40) in a workweek.

c. Cash Advance

            Upon Guyer’s execution of this Agreement, Employer shall provide Guyer with a cash advance of Ten Thousand Dollars ($10,000.00), which shall be credited toward, and deducted from, compensation earned under this Agreement until the cash advance has been repaid in full.

5. HOURS

            Guyer is employed on a part-time basis and shall not work more than forty (40) hours in any workweek unless expressly authorized to do so by Employer.

            Guyer shall record all hours worked during each workweek and label those hours as “SEC” for securities work or “OTHER” for other work. Guyer shall submit each weekly record of hours worked to Employer not later than two (2) business days after the end of the workweek.

            Unless otherwise agreed between the parties, Employer’s workweek shall run from 12:00:01 a.m. Monday morning to midnight Sunday night.

6.	TRADE SECRETS, INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

a. Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Trade Secrets” shall have the meaning ascribed to it in the Colorado Uniform Trade Secrets Act, C.R.S. §§7-74-101 et seq., as such act may be amended from time to time. The term “Trade Secrets” shall include all documents containing Trade Secrets.

(ii)	“Intellectual Property” shall mean all products of human intelligence which have been protected or could be protected from appropriation or use by others through application of laws governing patent, trademark, copyright, or other similar protections, including but not limited to ideas, processes, trademarks, service marks, inventions, discoveries, and improvements to any of the foregoing, provided that such material relates to the services, methodologies or technologies used by or developed for Employer during the term of this Agreement. The term “Intellectual Property” shall include all documents containing Intellectual Property.

(iii)	“Confidential Information” shall mean all non-public information concerning the business or the operation of the business of Employer, including but not limited to information concerning: operations, organization or management; finances; business plans and strategies; clients; relationships with contractors and vendors; proprietary or specialized computer software; employees; products and services; equipment and systems; minerals and mineral rights; and prospective and executed contracts and other business arrangements. Confidential Information does not include information in the public domain or information that is properly known to Guyer through sources other than Employer. The term “Confidential Information” shall include all documents containing Confidential Information.

(iv)	“Protected Information” shall mean all Trade Secrets, Intellectual Property and Confidential Information of Employer.

(v)	The term “documents” shall mean all recordations of information, in any form, whether printed or written, produced by hand or otherwise, and whether stored electronically, magnetically, or in tangible form, and shall include but not be limited to: agreements; audio tapes; brochures; charts; circulars; communications; compact disks; computer printouts; correspondence; diaries, digital recordings; drafts; drawings; electronic mail or other electronic communications; graphs; journals; ledgers; letters; maps; memoranda; motion pictures, notes, notebooks; opinion statements; pamphlets; photographs; press releases; reports; sketches; telegrams; transcripts; videotapes; written statements; summaries of records of conferences, interviews, investigations meetings, negotiations, and personal or telephonic conversations; any marginal comments appearing on any documents; and all other writings.

          b.      Non-Disclosure of Protected Information

          During and after the term of this Agreement, Guyer shall not, without the prior written consent of Employer, directly or indirectly, use, disclose, transfer or otherwise communicate any Protected Information to any person or entity except where such use, disclosure, transfer or communication is (a) in connection with and in furtherance of Guyer’s work on behalf of Employer, and (b) not otherwise contrary to applicable law regarding Trade Secrets, Confidential Information or Intellectual Property.

          c.      Documents and Other Property of Employer

          All documents containing Protected Information which are prepared by Guyer or otherwise come into Guyer’s possession are and shall remain the property of Employer. Upon the termination of this Agreement, or upon the request of Employer, Guyer shall promptly deliver to Employer all documents containing Protected Information and all other property belonging to Employer.

d. Response to Subpoena or Court Order

          In response to any subpoena, court order or other legal process (collectively “process”) purporting to require disclosure of Protected Information, Guyer shall: (a) immediately notify Employer, and (b) take all lawful steps to resist the process, at Employer’s expense, unless instructed to the contrary by Employer.

          e.      Confidential Information from Third Parties.

          Guyer acknowledges that Employer has received and will continue to receive confidential or proprietary information from third parties and that Employer must maintain the confidentiality of such information and use such information only for proper purposes. Guyer shall not without the prior written consent of Employer, directly or indirectly use, disclose, transfer or otherwise communicate any such information to any person or entity except where such use, disclosure, transfer or communication is: (a) in connection with and in furtherance of Guyer’s work on behalf of Employer, (b) not otherwise contrary to applicable laws regarding Trade Secrets, Confidential Information or Intellectual Property; and (c) not contrary to any agreement between Employer and the third party of which Guyer has knowledge.

          f.      Disclosure and Assignment of Intellectual Property

          Upon the request of Employer, Guyer shall promptly disclose to Employer, in a manner specified by Employer, all Intellectual Property that Guyer learns of, conceives, develops or creates along or with others during the term of this Agreement (whether or not learned of, conceived, developed or created during regular working hours).

          In consideration of the mutual covenants of this Agreement, Guyer shall assign to Employer, without further consideration, Guyer’s entire right to all Intellectual Property, which shall be the sole and exclusive property of Employer whether or not subject to patent, copyright, trademark or trade secret protection under applicable law. Guyer also acknowledges that all original works of authorship which are made by Guyer (solely or jointly with others) within the scope of Guyer’s employment pursuant to this Agreement, and which are protected by copyright, are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). To the extent that any such works, by operation of law, cannot be “works made for hire,” Guyer hereby assigns to Employer all right, title, and interest in and to such works and to any related copyrights.

          Guyer shall promptly execute, acknowledge and deliver to Employer all additional instruments or documents deemed at any time by Employer in its sole discretion to be necessary to carry out the intentions of this Section 6.

7.	DUTY OF LOYALTY, NO SOLICITATION, NO COMPETITION a. Fiduciary Duty and Duty of Loyalty

          During the term of this Agreement, Guyer shall owe a fiduciary duty and duty of loyalty to Employer. As part of this duty, Guyer shall not, directly or indirectly, without the prior written consent of Employer:

(i)	perform any services for any Competitor;

(ii)	perform any services for any other person or entity if doing so would create a conflict of interest or the appearance of a conflict of interest;

(iii)	engage in any other act or omission that is materially adverse to the interests of Employer.

b. No Solicitation

          During the term of this Agreement, and for a period of two (2) years following the termination of this Agreement, Guyer shall not, directly or indirectly, without the prior written consent of Employer:

(i)	hire or solicit for hire, or attempt to hire or solicit for hire, any person who is then, or during the previous twelve (12) months was, a director, officer, employee, agent or contractor of Employer;

(ii)	cause or attempt to cause any director, officer, employee, agent or contractor of Employer to modify or terminate his or her relationship with Employer; or

(iii)	interfere or attempt to interfere with the relationship between Employer and any director, officer, employee, agent or contractor of Employer.

c. No Competition

          For a period of two (2) years following the termination of this Agreement, Guyer shall not, directly or indirectly, without the prior written consent of Employer, perform any services for any Competitor.

d. Definitions

          For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Competitor” shall mean any person or entity engaged in the business of mining, including but not limited to the exploration, acquisition, development, operation, management or disposition of minerals, mineral reserves, or properties containing or believed to contain mineral reserves.

(ii)	The phrase “perform any services” includes all services of any kind, whether provided as an owner, director, officer, employee, agent, contractor, consultant, joint venturer, partner, member or otherwise.

8. INJUNCTIVE RELIEF

          In the event of any violation of the provisions of Section 6 or Section 7 of this Agreement (“the Covenants”), Guyer acknowledges and agrees and hereby stipulates:

(i)	that the Covenants are fully enforceable;

(ii)	that any breach of any of the Covenants will result in real, immediate and irreparable harm to Employer which cannot be adequately remedied by monetary damages;

(iii)	that Employer will be entitled to an injunction restraining Guyer from violating the Covenants pending arbitration of the merits of the dispute between the parties;

(iv)	that Guyer waives any right that he or she might have to challenge the enforceability of the Covenants, to contend that monetary damages provide an adequate remedy for violation of the Covenants, or that injunctive relief is not proper to restrain violations of the Covenants pending arbitration.

9. SEVERABILITY

     In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall not be affected thereby and all other provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10. AGREEMENT NOT ASSIGNABLE

     This Agreement shall be binding upon Employer and its successors and upon the heirs, representatives, executors, and administrators of Guyer. This Agreement is not assignable by either party, except that the rights and obligations of this Agreement shall be assumed by any successor of Employer. For purposes of this Section 10, the term “Successor” shall include any individual or entity which acquires all or substantially all of the assets of Employer by merger, purchase or otherwise.

11. NO WAIVER OF BREACH

          The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

12. NOTICES

          Any written notice to be given to Employer under the terms of this Agreement shall be addressed to Employer as follows, unless Guyer is notified in writing of a change of address:

Todd C. Hennis, President Colorado Goldfields Inc. 10920 W. Alameda Avenue, Suite 207 Lakewood, CO 80226

          Any written notice to be given to Guyer under the terms of this Agreement shall be addressed to Guyer as follows, unless Employer is notified in writing of a change of address:

C. Stephen Guyer 1708 Grizzly Gulch Ct Highlands Ranch, Colorado 80129

          Such notice shall be deemed to have been duly given:

(a)	upon receipt, if hand-delivered or sent by regular mail or by commercial delivery service such as Airborne Express, FedEx or UPS; or

(b)	upon the third calendar day following mailing, if sent by registered or certified mail with the United States Postal Service, return receipt requested, with postage and registration or certification fee prepaid.

13. TITLE AND HEADINGS

           Titles and headings to paragraphs in this Agreement are for the purpose of reference only and in no way shall limit, define or otherwise affect the provisions of this Agreement.

14.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Colorado.

15.	LITIGATION OF DISPUTES

a. Forum Selection

          Litigation of any dispute relating to this Agreement, the interpretation or application of this Agreement, or Guyer’s employment pursuant to this Agreement (hereinafter “Covered Disputes”), may be brought only in the District Court for Jefferson County, Colorado, or the United States District Court for the District of Colorado. Guyer and Employer hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

b. Costs and Fees

          In any litigation of any Covered Dispute, the losing party shall pay all reasonable costs and attorney’s fees incurred by the prevailing party in connection with such litigation. In the event that both parties prevail in part and lose in part, the award of costs and attorney’s fees shall be apportioned by the court based upon each party’s degree of success.

16. NO RULE OF CONSTRUCTION

          The parties acknowledge that each of them has had ample opportunity for his/its own counsel to participate in negotiating and drafting this Agreement. Therefore, no rule of construction shall apply to this Agreement which construes ambiguous or unclear language in favor of or against any party.

17. ENTIRE AGREEMENT

          This Agreement, including Appendix A, represents the entire employment agreement between Employer and Guyer pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties.

          This Agreement may be executed in one or more copies, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EXECUTED on the dates set forth below.

COLORADO GOLDFIELDS INC.

/s/ C. Stephen Guyer _______	By:	/s/ Todd C. Hennis
C. STEPHEN GUYER		Todd C. Hennis, President
Date: February 14, 2008	Date: February 14, 2008

APPENDIX A

1.	Cause all filings required by the SEC and other regulatory agencies to be filed on time, accurately, in accordance with applicable accounting standards, and without disclaimer.

2.	Implement corporate infrastructure, accounting processes, systems, and procedures such that the weakness described in ITEM 3(a) of the last 10-QSB is removed and replaced with a favorable evaluation.

3.	Ensure timely completion of month-end (or more frequent periodic), financial statement processing, including analysis and recommendations for management actions.

4.	Seek out, evaluate, and obtain an appropriate Director’s and Officer’s insurance policy.

5.	Seek out, evaluate, and obtain an appropriate General Liability insurance policy.

6.	Create acceptable and formally documented corporate policies and procedures, including personnel, accounting, purchasing, record retention, and legal; especially as those documents would apply to due diligence by potential future equity investors.

7.	In concert with outside counsel and Accountants, prepare a complete “pitch-book” to efficiently attract and close additional rounds of private placements, both domestic and international. Including:

	a.	Comprehensive (including balance sheets, income statements, and cash flow statements), pro forma financial models with multiple scenarios

	b.	Due diligence material organized and presentable at a moment’s notice

	c.	Compile attractive and realistic production presentations

8.	As operations commence and grow:

a)	Providing timely and accurate analysis of operational budgets, financial reports and financial trends in order for the board and management to effectively perform their tasks.

b)	Create an optimal treasury function that will enhance and maintain Colorado Goldfields’ cash position.

c)	Developing a reliable cash flow projection process and reporting mechanism, including rolling cash requirements so that Colorado Goldfields’ operating needs are met.

10.	Identify diverse funding sources for Colorado Goldfields, including both short-term and long-term opportunities and provide analysis of opportunities within the framework of corporate and shareholder wealth and liquidity goals.

11.	Evaluate and advise Colorado Goldfields’ management on the impact of new programs, strategies and regulatory actions as they may relate to long-range financial and general business planning.

12.	Advise, evaluate and in some cases construct, any contracts into which Colorado Goldfields enters.

13.	Engage, coordinate, supervise and manage activities performed by outside counsel (both transactional and SEC), independent auditors, and other outside compliance agencies.

14.	Ensure that all activities related to Human Resources, including hiring and termination procedures, agency compliance, and personnel tax matters are proper.

15.	Monitor the firm’s registered stock activity, market-maker brokerage firms, and serve the primary in-house contact for investors.

16.	All other reasonable duties associated with a Chief Financial Officer position.

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